PROSPECTUS SUPPLEMENT DATED AUGUST 8, 2002 (To Prospectus dated April 15, 2002)	FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-85622

SUNRISE ASSISTED LIVING, INC.

$125,000,000
5 1/4% Convertible Subordinated Notes due February 1, 2009
and
the Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to resales by the holders of Sunrise Assisted Living, Inc.’s 5 1/4% Convertible Subordinated Notes due February 1, 2009 and the common stock, par value $0.01 per share, issuable upon conversion of the notes. This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated April 15, 2002, which is to be delivered with this prospectus supplement.

     The selling securityholder table, appearing under the heading “Selling Securityholders” beginning on page 17 of the accompanying prospectus, is superceded by the information included in the table below. Based on the 22,403,634 shares of our common stock that were outstanding on March 31, 2002, no selling securityholder named in the table below will beneficially own 1% or more of our common stock after completion of the offering.

		Shares of Common		Shares of Common
		Stock Owned Prior		Stock Owned After
	Principal Amount of	to the	Shares of Common	Completion
Name of Selling Securityholder	Notes Owned	Offering(1)(2)	Stock Offered (2)	of the Offering

Akela Capital Master Fund, Ltd.	$2,000,000	55,803	55,803	—
Allete, Inc.	750,000	20,926	20,926	—
Alta Partners Discount Convertible Arbitrage Holdings, Ltd.	2,000,000	55,803	55,803	—
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	4,750,000	132,533	132,533	—
Argent Classic Convertible Arbitrage Fund L.P.	1,000,000	27,901	27,901	—
Bancroft Convertible Fund, Inc.	600,000	16,741	16,741	—
Baptist Health of South Florida	296,000	8,258	8,258	—
BNP Paribas Equity Strategies SNC	11,725,000	346,727	327,148	19,579
Chrysler Corporation Master Retirement Trust	1,440,000	40,178	40,178	—
Cooper Neff Convertible Strategies Fund, LP	2,223,000	62,025	62,025	—
Credit Suisse First Boston Corporation	14,000,000	390,625	390,625	—
CSFB Convertible & Quantitative Strategies Ltd.	1,850,000	51,618	51,618	—
Delta Air Lines Master Trust (c/o Oaktree Capital Management, LLC)	400,000	11,160	11,160	—
Delta Pilots D&S Trust (c/o Oaktree Capital Management, LLC)	195,000	5,440	5,440	—

S-1

		Shares of Common		Shares of Common
		Stock Owned Prior		Stock Owned After
	Principal Amount of	to the	Shares of Common	Completion
Name of Selling Securityholder	Notes Owned	Offering(1)(2)	Stock Offered (2)	of the Offering

DKR Fixed Income Holding Fund Ltd.	4,250,000	118,582	118,582	—
Deutsche Banc Alex. Brown Inc.	2,500,000	69,754	69,754	—
Ellsworth Convertible Growth and Income Fund, Inc.	600,000	16,741	16,741	—
Fidelity Financial Trust: Fidelity Convertible Securities Fund	3,040,000	84,821	84,821	—
Fidelity Puritan Trust: Fidelity Balanced Fund	3,360,000	93,750	93,750	—
First Union Securities Inc.	7,700,000	214,843	214,843	—
Global Bermuda Limited Partnership	400,000	11,160	11,160	—
Goldman Sachs & Co.	500,000	13,950	13,950	—
JMG Capital Partners, LP	500,000	13,950	13,950	—
JMG Triton Offshore Fund, Ltd.	1,250,000	34,877	34,877	—
KBC Financial Products USA Inc.	1,000,000	27,901	27,901	—
Lakeshore International, Ltd.	1,600,000	44,642	44,642
LDG Limited	200,000	5,580	5,580	—
Lipper Convertibles, L.P.	2,000,000	55,803	55,803	—
Lumberman’s Mutual Casualty	259,000	7,226	7,226	—
Man Convertible Bond Master Fund, Ltd.	6,599,000	184,123	184,123	—
Microsoft Corporation	635,000	17,717	17,717	—
MLQA Convertible Securities Arbitrage Ltd.	10,000,000	279,017	279,017	—
Motion Picture Industry	286,000	7,979	7,979	—
Motion Picture Industry Health Plan—Retiree Member Fund	55,000	1,534	1,534	—
Northern Income Equity Fund	3,000,000	83,705	83,705	—
OCM Convertible Trust	835,000	23,297	23,297	—
Partner Reinsurance Company Ltd.	245,000	6,835	6,835	—
Public Employees Retirement Association of Colorado	1,000,000	85,901	27,901	58,000
Qwest Occupational Health Trust	60,000	1,674	1,674	—
Salomon Smith Barney Inc.	6,600,000	184,151	184,151	—
Screen Actors Guild Pension Convertible	262,000	7,310	7,310	—
St. Thomas Trading, Ltd.	11,451,000	319,503	319,503	—
State Employees’ Retirement Fund of the State of Delaware	570,000	15,904	15,904	—
State of Connecticut Combined Investment Funds	1,195,000	33,342	33,342	—
Sturgeon Limited	752,000	20,982	20,982	—
TQA Master Fund, Ltd.	1,000,000	27,901	27,901	—
TQA Master Plus Fund, Ltd.	400,000	11,160	11,160	—
Vanguard Convertible Securities Fund, Inc.	1,740,000	48,549	48,549	—
Writers Guild—Industry Health Fund	155,000	4,324	4,324	—

S-2

		Shares of Common		Shares of Common
		Stock Owned Prior		Stock Owned After
	Principal Amount of	to the	Shares of Common	Completion
Name of Selling Securityholder	Notes Owned	Offering(1)(2)	Stock Offered (2)	of the Offering

Wyoming State Treasurer	510,000	14,229	14,229	—
Zurich Institutional Benchmark Master Fund Limited	200,000	5,580	5,580	—

Subtotal	$119,938,000	3,346,456	3,424,035	77,579
Any other holders of notes or any future transferees, pledgees, donees or successors of or from any such unnamed holders(3)(4)	$5,062,000	141,238	141,238	—

TOTAL	$125,000,000	3,487,694	3,565,273	77,579

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes conversion of the notes into shares of common stock at a conversion rate of 27.9018 shares per $1,000 principal amount of notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances. See “Description of the Notes—Conversion Rights.” Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Cash will be paid instead of any fractional shares.

(3)	Information about other selling securityholders will be set forth in prospectus supplements from time to time, if required.

(4)	Assumes that the unnamed selling securityholders, or any future transferees, pledges, donees or successors of or from any selling securityholder do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

     None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, other than Craig R. Callen who is one of our directors and also is a managing director of Credit Suisse First Boston Corporation.

S-3